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                                 EXHIBIT 15



To the Shareholders and Board of Directors of Sears, Roebuck and Co.



We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Sears, Roebuck and Co. for the 13-week periods ended April 4, 1998 and March 29, 1997, as indicated in our report dated May 13, 1998; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the 13-week period ended April 4, 1998, is incorporated by reference in Registration Statement Nos. 2-64879, 2-80037, 33-18081, 33-23793, 33-41485, 33-43459, 33-45479, 33-55825, 33-58851,
33-64345, 333-8141 and 333-38131 of Sears, Roebuck and Co.; Registration Statement Nos. 33-58139, 333-9817, 33-64215 and 333-30879 of Sears, Roebuck
and Co. and Sears Roebuck Acceptance Corp.; Registration Statement Nos. 33-64775, 333-18591, and 333-43309 of Sears, Roebuck and Co. and Sears,
Roebuck and Co. Deferred Compensation Plan; Registration Statement Nos. 33-57205 and 333-11973, and the Registration Statement on Form S-8 to be filed on or about May 15, 1998 of Sears, Roebuck and Co. and the Sears 401(k) Profit Sharing Plan (formerly, The Savings and Profit Sharing Fund of Sears Employees); and Registration Statement No. 33-44671 of Sears, Roebuck and Co. and Sears DC Corp.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



Deloitte & Touche LLP


Chicago, Illinois
May 13, 1998